EXHIBIT 8.2


               STOCK EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT, dated May 29, 1998, is made by and between PERFECT FUTURE, LTD., a Nevada corporation (the "Buyer"), on the one hand, and M&M INFORMATION & MARKETING SERVICES INC., a corporation incorporated under the laws of the State of Nevada and hereafter referred to as "M&M" or as the "Sellers" and MARK E. BRUK duly authorized and appointed agent of the shareholders of M&M, whose names appear on "Exhibit A" attached hereto and who constitute all of the shareholders of M&M, on the other hand.

RECITALS

A. WHEREAS M&M is currently

(a) developing a 100% Pure Java distance education delivery environment and toolkit;
(b) providing management expertise in the development, marketing, and sales of leading-edge technologies; and
(c)  desirous of raising money for operating capital;

B. AND WHEREAS the Sellers are desirous of joining together to go public by exchanging the shares of M&M for shares of an existing publicly traded entity on the NASD, OTC Bulletin Board, in a share for a share transaction intending to qualify as a tax-free exchange pursuant to ss.368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

C. AND WHEREAS the Buyer is a publicly traded company listed on the NASD, OTC Bulletin Board, with 4,250,000 (Four Million, Two Hundred and Fifty Thousand) shares outstanding and desires to acquire the Sellers, for 7,000,000 (Seven Million) of its common shares. NOW THEREFORE the parties hereby agree that in implementing said tax-free exchange and in consideration of the mutual covenants set forth below, the parties hereby agree as follows:

Article I

EXCHANGE OF THE SHARES

1.01 Shares Being Exchanged. Subject to the terms and conditions of this Agreement, the Sellers are selling, assigning, and delivering at the closing provided for in Section 1.03 hereof (the "Closing"), 7,000,000 (Seven Million) common shares of M&M, which shares represent all of the issued and outstanding common shares of M&M, free and clear of all liens, charges, or encumbrances of any kind.

1.02 Consideration. In exchange for the said common shares of M&M being acquired by the Buyer, at the Closing, the Buyer will deliver to the Sellers 7,000,000 (Seven Million)



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"restricted"  common  shares of the Buyer as that term is defined in Rule 144 of the  Securities  Act of 1933,  as  amended.

1.03 Closing.  The Closing of the transactions  provided for in Section 1.04 and
1.05 is to take place at the offices of M&M at Reno, Nevada simultaneously with the execution and delivery of this Agreement, or at such other time or place as may mutually be agreed upon by the parties. The Closing may also be accomplished by wire, express mail, or other courier service, conference call, or as otherwise agreed by the respective parties or their duly authorized representatives.

1.04 Delivery by the Sellers. At the Closing, the Sellers will deliver to the attorneys for the Buyer: (i) certificates representing the said common shares of the Sellers, in form acceptable for transfer on the books of M&M, with all necessary transfer tax stamps attached; and (ii) all corporate records and items set forth, the said certificates to be released to the Buyer when the stock certificates referred to in Section 1.05 are delivered to the Sellers.

1.05 Delivery by the Buyer. At the Closing, or as soon as is practicable thereafter, the Buyer will deliver to the Sellers, (i) stock certificates for the said common shares of the Buyer, in the denominations set forth in "Exhibit A"; and (ii) all corporate records and items set forth.

1.06 Board Meeting of the Buyer. At the Closing, the directors of the Buyer will elect Mark E. Bruk, Robert H. Harris and Marshall Farris as directors of the Buyer and will then deliver resignations of all directors and officers of the Buyer to the Sellers. The newly elected directors of the Buyer will then appoint the new officers of the Buyer.


Article II

RELATED TRANSACTIONS

2.01 Expenses of the Transactions. The Buyer shall be responsible for paying all expenses of this transaction, including but not limited to any filing fees, legal fees not to exceed $5,000 (Five Thousand Dollars), accounting fees, escrow agent fees, printing expenses, certificate engraving fees and transfer fees.

2.02 Additional Offering of Shares. The Buyer intends, shortly after the Closing hereof, to attempt to raise additional operating capital through a private offering of securities, contemplated to be offered pursuant to an exemption under Regulation S of the Securities Act of 1933, as amended.



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Article III

REPRESENTATIONS  AND  WARRANTIES  BY THE BUYER

The Buyer hereby represents and warrants as follows:

3.01 Organization, Capitalization, etc.

     (a) The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

     (b) The authorized capital stock of the Buyer consists of 50,000,000 (Fifty Million) common shares with a par value of $.001 per share, of which only 4,250,000 (Four Million, Two Hundred and Fifty Thousand) are issued and outstanding, fully paid and nonassessable, and 5,000,000 (Five Million) preferred shares with a par value of $.001 per share, of which none are issued or outstanding.

     (c) The Buyer has the corporate power and authority to carry on its business as presently conducted and has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and the Buyer has been so authorized by the required majority of its shareholders as evidenced by a certified resolution of the shareholders of the Buyer and delivered to the Sellers at Closing.

3.02 Non Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation or default under any term or provision of the Certificate of Incorporation or Bylaws of the Buyer, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Buyer is a party or by which the Buyer is bound.

3.03 Financial Statement. The Buyer has delivered to the Seller the balance sheet of the Buyer as of June 30, 1997, prepared by Barry L. Friedman, P.C., C.P.A. The balance sheet is true and correct and a fair and accurate presentation of the financial condition, assets and liabilities (whether accrued, absolute, contingent, or otherwise) of the Buyer as of the date thereof in accordance with generally accepted principals of accounting applied on a consistent basis.

3.04 Tax Returns. The Buyer has duly filed all tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by federal, state, or local taxing authorities (including without limitation those due in respect of its properties, income, franchises, licenses, sales, and payrolls); there are not liens upon any of the Buyer's property or assets; and there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against the Buyer.

3.05 Title to Properties: Encumbrances. The Buyer has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, including without limitation the properties and assets reflected in the June 30, 1997 balance sheet of the



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Buyer.  All such properties and assets reflected in that balance sheet have fair market or realizable value at least equal to the value thereof as reflected upon the balance sheet, and they are subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance, or charge of any nature.

3.06 Accounts Receivable. Any accounts receivable of the Buyer, whether reflected in the Buyer's June 30, 1997 balance sheet or otherwise, represent sales actually made in the ordinary course of business and any reserve for uncollectability of receivables as reflected in the aforesaid balance sheet is adequate and was calculated in a way consistent with past practice. Except to extent set forth herein, there are not now any questions, controversies, or disputes relating to any accounts receivable of the Buyer.

3.07 Undisclosed Liabilities. Except to the extent reflected, or reserved against, in the June 30, 1997 balance sheet of the Buyer, the Buyer as of that date had no liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise, whether due or to become due.

3.08 Absence of Certain Changes. The Buyer has not since June 30 1997, and shall not, have

     (a) Suffered any material adverse change in financial condition, assets, liabilities, or business;

     (b) Incurred any obligation or liability (whether absolute, accrued, contingent, or otherwise) other than as disclosed to the Sellers;

     (c) Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) other than liabilities shown or reflected in the Buyer's June 30, 1997 balance sheet or liabilities incurred since June 30, 1997 other than those disclosed to the Sellers;

     (d) Permitted or allowed any of its assets, tangible or intangible, to be mortgaged, pledged, or subjected to any liens or encumbrances;

     (e)  Written   down  the  value  of  any   inventory  or   written-off   as
          uncollectible any notes or accounts receivable or any portion thereof, except for write-offs of such items as disclosed to the Sellers;

     (f)  Cancelled   any  other  debts  or  claims  or  waived  any  rights  of substantial value, or sold or transferred any of its assets or properties, tangible or intangible, other than sales of inventory or merchandise as disclosed to the Sellers;

     (g)  Made  any  capital   expenditures  or  commitments  for  additions  to
          property, plant or equipment;



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     (h)  Declared,  paid or set  aside  for  payment  to its  stockholders  any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action;

     (i) Made any material change in any method of accounting or accounting practice.

3.09 Litigation. There are no actions, claims, proceedings, or investigations pending or, to the knowledge of the Buyer, threatened against the Buyer, and the Buyer knows, or has no reason to know, of any basis for any such action, proceeding, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the buyer that may materially and adversely affect such business, assets or prospects.

3.10 Disclosure. The Buyer has disclosed to the Sellers all facts material to the assets, prospects, and business of the Buyer. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Sellers pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Buyer with proper information as to the buyer and its affairs.


3.11 SEC Filings. The Buyer has filed on a timely basis all reports required to be filed with the United States Securities and Exchange Commission (hereinafter the "SEC").

3.12 Legend. The Certificates representing the shares in the Buyer, delivered by Buyer to Seller pursuant to this Agreement shall bear a legend in the following or similar form:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act"), as amended, or any other applicable federal or state securities acts; and are 'restricted securities' as defined by Rule 144 of the Act. The shares may not be transferred, sold or otherwise disposed of unless: (1) a registration statement with respect to the shares shall be effective under the act or any other federal or state securities acts and (2) Buyer shall have received an opinion of counsel for that no violations of any securities acts will be involved in any transfer."

3.13 Holding Period. If the shares represented by these Certificates have been held for a period of at least one (1) year and if Rule 144 of the Act is applicable (there being no representations by the Buyer that Rule 144 is applicable), then the Sellers may make sales of the Shares only under the terms and conditions prescribed by Rule 144 of the Act.

3.14 Investment Intent. The Buyer is acquiring the said shares of the Sellers to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and the Buyer has no commitment or present intention to liquidate



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M&M or to sell or otherwise dispose of the Shares.

3.15 Unregistered Shares and Access to Information. The Buyer understands the offer and sale of the said shares of the Sellers have not been registered with or reviewed by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal or state securities law administrator has reviewed or approved any disclosure or other material concerning M&M or the shares in the Buyer. The Buyer has been provided with and reviewed all information concerning M&M and the said shares of the Sellers, as it has considered necessary or appropriate as a prudent and knowledgeable investor to enable it to make an informed investment decision concerning the said shares of the Sellers.

Article IV

REPRESENTATIONS AND WARRANTIES BY THE SELLERS

The Sellers hereby represent and warrant as follows:

4.01 Organization, etc.

     (a) M&M is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

     (b) The authorized capital stock of M&M consists of 10,000,000 (Ten Million) common shares with a par value of $.001 per share, 7,000,000 (Seven Million) of which are validly issued and outstanding, fully paid and nonassessable.

     (c) The Sellers have the corporate power and authority to carry on their business as presently conducted and have full corporate power and authority to enter into this Agreement and to carry out their obligations hereunder.

4.02 Authority. The execution and delivery of this Agreement by the Buyer and the consummation by M&M and Sellers of the transactions contemplated hereby have been duly authorized.

4.03 No Violation. Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will constitute a violation or default under any term or provision of the Certificate of Incorporation or Bylaws of M&M or of any contract, commitment, indenture, or other agreement or restriction of any kind or character to which M&M is a party or by which they or the Sellers are bound.

4.04 Representations Regarding the Acquisition of the Shares.

     (a) The undersigned understand that the SAID SHARES OF THE BUYER TO BE RECEIVED FROM THE BUYER HAVE NOT BEEN APPROVED OR



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     DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE  COMMISSION OR ANY
     STATE SECURITIES AGENCIES;

     (b) The Sellers are not underwriters and are acquiring the said shares of the Buyer solely for investment for their own account and not with a view to, or for, resale in connection with any distribution within the meaning of the federal securities act, the state securities acts or any other applicable state securities acts;

     (c) The Sellers understand the speculative nature and risks of investments associated with the Buyer and confirm that the said shares of the Buyer are suitable and consistent with their investment program and that their financial position enables them to bear the risks of this investment; and that there may not be any public market for the said shares of the Buyer subscribed for herein;

     (d) The said shares of the Buyer to be received by the Sellers may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of to any person, without the express prior written consent of the Buyer and the prior opinion of counsel for the Buyer that such disposition will not violate federal and/or state securities acts. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, or any form of conveying, whether voluntary or not;

     (e) To the extent that any federal, and/or state securities laws shall require, the Sellers hereby agree that any shares of the Buyer acquired pursuant to this Agreement shall be without preference as to assets;

     (f) The Buyer is under no obligation to register or seek an exemption under any federal and/or state securities acts for any shares of the Buyer or to cause or permit such shares to be transferred in the absence of any such registration or exemption and that the Sellers herein must hold such shares indefinitely unless such shares are subsequently registered under any federal and/or state securities acts or any exemption from registration is available;

     (g) The Sellers have been given: (1) all material books and records of the Buyer; and (2) all material contracts and documents relating to the proposed transactions;

     (h) The Sellers have satisfied the suitability standards imposed by their respective state securities laws. The said shares of the Buyer being acquired from the Buyer have not been registered under federal or state securities laws. The Sellers acknowledge that the Buyer has not complied with any state securities laws in seeking an exemption from the transactions contemplated by this Agreement. Accordingly, the Sellers waive any and all rights, claims or causes of action they may have against the Buyer under any state securities laws as a result of the Buyer's failure to comply with applicable state securities laws.



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4.05  Undisclosed  Liabilities.  M&M has no  liabilities  or  obligations of any nature, whether absolute,  accrued,  contingent,  or otherwise.

4.06 Absence of Certain Changes. M&M shall not from the date of the balance sheet (attached hereto as "Exhibit B") and income statements (attached hereto as "Exhibit C") to be provided have:

     (a) Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

     (b) Incurred any obligation or liability (whether absolute, accrued, contingent, or otherwise) other than in the ordinary course of business and consistent with past practices;

     (c) Paid any claim or discharged or satisfied any lien or encumbrances or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) other than liabilities to be shown or reflected in the audited balance sheets or liabilities incurred in the ordinary course of business and consistent with past practices;

     (d) Permitted or allowed any of their assets, tangible or intangible, to be mortgaged, pledged, or subjected to any liens or encumbrances;

     (e) Written down the value of any inventory or written-off as uncollectible any notes or accounts receivable or any portion thereof, except for write-offs of such items in the ordinary course of business;

     (f) Cancelled any other debts or claims or waived any rights of substantial value, or sold or transferred any assets or properties, tangible or intangible, other than sales of inventory or merchandise made in the ordinary course of business and consistent with past practice;

     (g) Made any capital expenditures or commitments in excess of $2,000 (Two Thousand Dollars) for additions to property, plant or equipment;

     (h) Declared, paid, or set aside for payment to stockholders any dividend or other distribution in respect of its capital stock or any options relating thereto or agreed to take any such options relating thereto or agreed to take any such action;

     (i) Made any material change in any method of accounting or accounting practice.

4.07 Litigation. There are no actions, proceedings, or investigations pending or, to the knowledge of the Sellers, threatened against M&M, and Sellers know, or have no reason to know, of any basis for any such actions, proceeding, or investigation. There is no event or condition of any kind or character pertaining to the businesses, assets, or prospects of M&M that may materially and adversely affect such business, assets or prospects.



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4.08  Disclosure.  M&M have  disclosed  to the Buyer all facts  material  to the assets, prospects, and business of M&M, particularly with respect to M&M's abilities to develop, market, and sell leading-edge software and hardware, M&M's primary asset. No representation or warranty by M&M contained in this agreement, and no statement contained in any instrument, list, certificate, or writing furnished to Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the shares of M&M with proper information as to M&M and their affairs.

Article V

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

5.01 Survival of Representations. All representations, warranties and agreements of the parties as contained in this Agreement, or expressly incorporated herein by reference, shall survive the Closing hereunder and any investigation made by or on behalf of any party hereto.

5.02 Statements as Representations. All statements contained herein, or in any certificate or other document delivered pursuant to this Agreement shall be deemed representations and warranties within the meaning of Section 5.01 hereof.

5.03 Indemnification by the Sellers. Subject to the terms and conditions of this
Article  5, the  Sellers  (sometimes  referred  to herein  as the  "Indemnifying
Party") hereby agree to indemnify, defend and hold harmless Buyer, any subsidiary, director, officer, employee, agent or representative of Buyer (collectively the "Indemnitees" and each individually, a "Indemnitee") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, attorneys' fees and expenses (collectively, "Damages"), asserted against, imposed upon or incurred by the Indemnitees or any Indemnitee, resulting from, relating to or arising out of:

     (a) any breach of any representation,  warranty or agreement of the Sellers
     contained  in  or  made  pursuant  to  this   Agreement  or  any  facts  or
     circumstances constituting such a breach; or

     (b) any act or omission of the Sellers or any of their respective affiliates, trustees, officers, employees, agents or representatives relating to the property, business, operations and activities of M&M which occurred, existed or failed to occur or exist prior to the Closing; or

     (c) any event, state of facts, circumstance or condition occurring or existing (or not occurring or not in existence if the absence of such fact, circumstance or condition



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     forms the basis for Damages) relating to the property, business, operations or activities of the Sellers before the Closing.

5.04  Indemnification  by Buyer.  Subject  to the terms and  conditions  of this
Article 5, Buyer (sometimes referred to herein as the "Indemnifying Party") hereby agrees to indemnify, defend and hold harmless the Sellers, and any director, officer, employee, agent or representative of the same (collectively the "Indemnitees" and each individually, a "Indemnitee") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting from, imposed upon or incurred by the Indemnitees or any Indemnitee, resulting from, relating to or arising out of:

     (a) a  breach  of  any  representation,  warranty  or  agreement  of  Buyer
     contained  in  or  made  pursuant  to  this   Agreement  or  any  facts  or
     circumstances constituting such a breach;

     (b) any act or omission of Buyer or any of their respective affiliates, directors, officers, employees, agents or representatives relating to the property, business, operations and activities of the Buyer which occurred, existed or failed to occur or exist subsequent to the Closing; or

     (c) any event, state of facts, circumstance or condition occurring or existing (or not occurring or existing if the absence of such event, fact, circumstance or condition forms the basis for Damages) relating to the property, business, operations or activities of the Buyer subsequent to the Closing.

5.05 Notice of Indemnification Claims. If a claim is made against any Indemnitee (as defined in Section 5.03 or 5.04 hereof) and if such Indemnitee believes that such claim, if successful, would give rise to a right of indemnification hereunder against the Indemnifying Party (as defined in Section 5.03 or 5.04 hereof) or if any officer of an Indemnitee (an "executive officer") becomes aware of facts or circumstances establishing that an Indemnitee has experienced or incurred Damages subject to indemnification hereunder, then such Indemnitee shall give written notice to the Indemnifying Party of such claim as soon as reasonably practicable after the Indemnitee has received notice thereof, and in no event more than 60 days after the Indemnitee has obtained actual knowledge thereof (provided that failure to give such notice shall not limit the Indemnifying Party's indemnification obligation hereunder except to the extent that the delay in giving, or failure to give, the notice adversely affects the Indemnifying Party's ability to defend against the claim). The Indemnitee against whom such claim is made shall give the Indemnifying Party an opportunity to defend such claim, at the Indemnifying Party's own expense and with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee, provided that such Indemnitee shall at all times also have the right to fully participate in the defense at its own expense. Failure of an Indemnifying Party to give the Indemnitee written notice of its election to defend such claim within 20 days after notice thereof shall have been given by the Indemnitee against whom such claim is made to the Indemnifying Party



           Stock Exchange Agreement between Perfect Future, Ltd. and
                   M&M Information & Marketing Services Inc.
                                  Page 10 of 17
shall be deemed a waiver by such Indemnifying Party of its right to defend such claim. If the Indemnifying Party shall elect not to assume the defense of such claim (or if such Indemnifying Party shall be deemed to have waived its right to defend such claim), the Indemnitee against whom such claim is made shall have the right, but not the obligation, to undertake the sole defense of, and to compromise or settle, the claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party (including without limitation the payment by Indemnifying Party of the attorneys' fees of the Indemnitees). If one or more of the Indemnifying Parties assume the defense of such claim, the obligation of such Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim. The Indemnifying Party shall not, in the defense of such claim, consent to the entry of any judgment or enter into any settlement (except with the written consent of the Indemnitee) which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee against whom such claim is made of a release from all liability in respect of such claim except the liability satisfied by the Indemnifying Party on behalf of such Indemnitee in connection with such judgment or settlement. If the claim is one that cannot by its nature be defended solely by the Indemnifying Party, then the Indemnitee shall make available, at the Indemnifying Party's expense, all information and assistance that the Indemnifying Party may reasonably request.

5.06 Interpretation of Indemnification Rights. Notwithstanding the fact that certain representations contained in Articles 3 and 4 of the Stock Exchange Agreement may relate more directly to the basis or subject matter of an indemnification claim asserted by a party to this Agreement, the parties acknowledge and agree that even if any Damages asserted in such claim are not subject to indemnification pursuant to paragraph (a) of Section 5.03 or 5.04, as the case may be, such indemnification claim is subject to indemnification hereunder if such claim comes within the scope of paragraphs (b) and (c) of
Section 5.03 or paragraphs (b) and (c) of Section 5.04, as the case may be.

Article VI

MISCELLANEOUS PROVISIONS

6.01 Amendment and Modifications. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

6.02 Waiver of Compliance. Any failure of the Buyer, on the one hand, or Sellers, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.03 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if



           Stock Exchange Agreement between Perfect Future, Ltd. and
                   M&M Information & Marketing Services Inc.
                                  Page 11 of 17
delivered by hand or mailed, certified or registered mail with postage prepaid:

          (a)  if to the Buyer, to:

               Perfect Future, Ltd.
               7551 W. Charleston, Suite 35
               Las Vegas, Nevada   89117

               or to such other person or address as the Buyer shall furnish in writing;

          (b)  if to Sellers, to:

               M&M Information & Marketing Services Inc.
               1135 Terminal Way, Suite 209
               Reno, Nevada   89502

               or to such other person or address as the Sellers shall furnish in writing.

6.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

6.05 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada.

6.06 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.07 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

6.08 Entire Agreement. This Agreement, including the Schedules hereto and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

6.09 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or



           Stock Exchange Agreement between Perfect Future, Ltd. and
                   M&M Information & Marketing Services Inc.
                                  Page 12 of 17
remedies under or by reason of this Agreement.

6.10 Further Assurances. Each of the parties hereto agrees that from time to time, at the request of any of the other parties hereto and without further consideration, it will execute and deliver such other documents and take such other action as such other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.11 Effect. In the event any portion of this Agreement is deemed to be null and void under any state or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

6.12 Press Release and Shareholders Communications. On the date of Closing, or as soon thereafter as practicable Buyer and Sellers shall cause to have promptly prepared and disseminated a news release concerning the execution and consummation of the Agreement, such press release and communication to be released promptly and within the time required by the laws, rules and regulations as promulgated by the United States Securities and Exchange Commission, and concomitant therewith to cause to be prepared a full and complete letter to Buyer's shareholders which shall contain information required by Regulation 240.14f-1 as promulgated under Section 14(f) as mandated under the Securities and Exchange Act of 1934, as amended.

6.13 Tax Treatment. The transaction contemplated by this Agreement is intended to qualify as a "tax-free" reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The Buyer and the Sellers acknowledge, however, that each are being represented by their own tax advisors in connection with this transaction, and neither has made any representations or warranties to the other with respect to treatment of such transaction or any part or effect thereof under applicable tax laws, regulations or interpretations; and no attorney's opinion or tax revenue ruling has been obtained with respect to the tax consequences of the transactions contemplated therewith.

6.14 Signatures via Fax. Signatures via fax are sufficient to bind the respective parties to this Agreement, provided that the original is delivered by courier to the Sellers' address as set out in Section 6.03(b).




           Stock Exchange Agreement between Perfect Future, Ltd. and
                   M&M Information & Marketing Services Inc.
                                  Page 13 of 17

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer and the Sellers, effective on the date first above written.

--------------------------------------------------------------------------------
BUYER: PERFECT FUTURE LTD.




BY: ------------------------------             BY: -----------------------------
    President and Director                         Director



--------------------------------------------------------------------------------
SELLERS: M&M INFORMATION & MARKETING SERVICES INC.



BY: ------------------------------
    President and Director











           Stock Exchange Agreement between Perfect Future, Ltd. and
                   M&M Information & Marketing Services Inc.

                                    EXHIBIT A
                           TO STOCK EXCHANGE AGREEMENT


                                                               # to be Issued in
M&M SHARES                           # Issued in M&M            Perfect Future
----------                           ---------------            --------------
Mark E. Bruk                            2,939,150                  2,939,150

Marc Crimeni                            2,879,150                  2,879,150

John & Helen Bruk                          60,000                     60,000

Ian Bruk                                   60,000                     60,000

Bruce Bruk                                 60,000                     60,000

Steven & Karen Bruk                        30,000                     30,000

Emily Bruk                                 30,000                     30,000

Adele Paulson                              90,000                     90,000

Nick Sereda                                90,000                     90,000

Ron Crimeni                                30,000                     30,000

Adrian Crimeni                             30,000                     30,000

Iris Hickey                                30,000                     30,000

Darrel Crimeni                             30,000                     30,000

Zina Weston                                30,000                     30,000

David & Florence Mazzucco                  30,000                     30,000

Martin Mazzucco                            30,000                     30,000

Marlene Derrah                             30,000                     30,000

Deborah I. Joel                            30,000                     30,000

Marshall Farris                            90,000                     90,000

Jeffrey Mah                                52,500                     52,500

Bonnie Jean Mah                            30,000                     30,000

Jeff Giddens                               52,500                     52,500

Jeff Day                                   52,500                     52,500

Lorne Johnson                              52,500                     52,500

Carlos Ceberio                              2,500                      2,500

Juraj Krajci                                5,000                      5,000

Dickson Wong                               30,000                     30,000

Ron Balshine                               64,200                     64,200

Robert Harris                              15,000                     15,000

Peter O'Donnell                            15,000                     15,000

Christopher Brough                         30,000                     30,000

TOTAL                                   7,000,000                  7,000,000



           Stock Exchange Agreement between Perfect Future, Ltd. and
                   M&M Information & Marketing Services Inc.

                                    EXHIBIT B
                           TO STOCK EXCHANGE AGREEMENT


                    M&M INFORMATION & MARKETING SERVICES INC.
                                  BALANCE SHEET
                               as of May 27, 1998


                                     ASSETS
                                     ------
CURRENT
         Cash                                                  $17,560

Total Assets                                                   $17,560




                                   LIABILITIES
                                   -----------
CURRENT
         Liabilities                                         $       0
                                                             ---------

Total Liabilities                                            $       0
                                                             ---------


                              SHAREHOLDER'S EQUITY
                              --------------------
Share Capital                                                  $17,560
Retained Earnings                                            $       0
                                                             ---------

Total Shareholder's Equity                                     $17,560


Total Liabilities & Shareholder's Equity                       $17,560



APPROVED BY THE DIRECTORS:




--------------------------, Director




           Stock Exchange Agreement between Perfect Future, Ltd. and
                   M&M Information & Marketing Services Inc.
                                  Page 16 of 17

                                    EXHIBIT C
                           TO STOCK EXCHANGE AGREEMENT


                    M&M INFORMATION & MARKETING SERVICES INC.
                    STATEMENT OF INCOME AND RETAINED EARNINGS
                               as of May 27, 1998



Revenue                                                           $       0
                                                                  ---------

Gross Profit                                                      $       0
                                                                  ---------


Expenses                                                          $       0
                                                                  ---------

Total Expenses                                                    $       0


Income (Loss) before Income Taxes                                 $       0

Income Taxes                                                      $       0
                                                                  ---------

Net Income (Loss) for the Year                                    $       0

Retained Earnings (Deficit), beginning of year                    $       0
                                                                  ---------

Retained Earnings (Deficit), end of year                          $       0
                                                                  =========








APPROVED BY THE DIRECTORS:




--------------------------, Director




           Stock Exchange Agreement between Perfect Future, Ltd. and
                   M&M Information & Marketing Services Inc.
                                  Page 17 of 17